EXCLUSIVE FIELD OF USE LICENSE AGREEMENT AND PRODUCT SALE AGREEMENT

THIS EXCLUSIVE FIELD OF USE LICENSE AGREEMENT AND PRODUCT SALE AGREEMENT (this "Agreement") is made effective as of September 16, 2004 by and between Tasker Capital Corp. ("Licensor"), Wynn Starr Special Products, LLC ("Licensee"), and solely with respect to Sections 2(b) and12 (g), Pharlo Citrus Technologies, Inc. ("Pharlo"), and solely with respect to Section 3, Indian River Labs. LLC ("Indian River").

WHEREAS, Pharlo, by assignment from Barry W. Cummins, has the intellectual property rights to certain inventions relating to the acidic composition of matter for use to destroy microorganisms and Pharlo intends to continue to invent, develop, improve and patent improvements as are related thereto which represent improvements or modifications of the products being licensed herein (the "Licensed Product") which are currently under the protection of those certain patents known as United States Patent No. 5,989,595 and Patent No. 6,242,011granted to Barry W. Cummins, dated November 23, 1999 and June 5, 2001 respectively and subsequently assigned to Pharlo. Applications patents have been filed and are pending for the grant of aforementioned Patents on a worldwide basis.

WHEREAS, Pharlo is the owner of all right, title and interest in and to the Patents and its applications; and

WHEREAS, Pharlo has granted to Licensor an Exclusive Field of Use License Agreement for the Licensed Technology within the Licensed Territory (the USA and Canada), with the right to sub-license, to solely market and distribute products used as post harvesting processing aids for the poultry industry based on the Licensed Technology.

WHEREAS, Wynn Starr desires to secure an Exclusive Field of Use License Agreement to solely market and distribute the Licensed Products in the Licensed Territory, and Licensor is willing to grant the same upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending legally to be bound, hereby agree as follows:

1. Definitions.

(a) "Patent Rights" shall mean the Patent, together with any and all domestic patent applications which may be filed corresponding thereto, and any and all patents issuing therefrom, and all divisions, reissues, substitutions, continuations, continuations-in-part, and extensions thereof and any patents issuing thereon, together with all other patents and patent applications, which claim any invention or discovery useful with respect to the patents, solely with respect to Licensed Products.

(b) "Improvements" shall mean any change or modification to an invention disclosed in the Patent Rights provided such modification, if unlicensed, would infringe one or more claims of any issued patent included with the Patent Rights, or would supersede the current technology thereby rendering it obsolete.

(c) "Technical Information" shall mean all know-how, trade secrets inventions, data, technology, and information, including improvements thereof during the life of the Patent Rights, whether or not patentable, necessary or useful for the commercial exploitation of the Patent Rights, which is now owned or hereafter acquired by Pharlo and which Pharlo has the lawful right to disclose. Technical information, shall include, without limitation, all medical, clinical and other scientific data relating to any licensed Product or developed during the course of or in connection with any pre-clinical or clinical trial of a Licensed Product.

2. License Grant.

(a) Licensor hereby grants to Licensee, an Exclusive Field of Use Agreement of and under the Licensed Technology, to solely use, offer to sell, sell, market and distribute Licensed Products in the Licensed Territory.

(b) Pharlo hereby grants to Licensee, its subsidiaries and affiliates, the right of access to and use of all experimental or other data which relate in any manner to the Patent Rights or the Technical Information, including without limitation, all data which Pharlo has provided to the United States Food and Drug Administration or any other state, federal, or local regulatory authority which relates in any manner to the Patent Rights or the Technical Information. Pharlo shall cooperate fully with Licensee in order to obtain the regulatory approval of any state, federal, or local authority which now is or later becomes necessary to develop, use, market or sell any Licensed Product or Improvement. Pharlo shall furnish Licensee with copies of all

the approvals received from the United States Food and Dug Administration and all other governmental regulatory agencies.

(c) During the term of this Agreement, Licensee agrees to exercise its reasonable efforts throughout the Licensed Territory to distribute, and sell the Licensed Product.

3. Manufacture. Licensor has entered into a General Contract For Products with Indian River, the licensed manufacturer of the Licensed Products. The Licensed Products will be sold to Licensor at FOB manufacturing plant and will be delivered to Licensee's facility be it in Louisville, Kentucky or such other locale as determined by Licensee. Licensee shall blend the delivered product, a concentrate, with liquids to make the finished liquid product, with the consent of, and at the direction of Indian River Labs LLC.

4. Royalty Payments.

(a) In further consideration of the License, Licensee hereby agrees to pay Licensor a royalty of $70.00 (US) per gallon on all Net Sales sold by Licensee for which payment has been received from its customers. Upon receipt from Licensee customers of payments on the Net Sales of the licensed product payments to Licensor shall be made within 30 days following receipt of payment by Licensee on the Net Sales.

(b) "Net Sales" shall mean that amount which is equal to the total invoiced amount of all sales of the Licensed Product made by Licensee, less returns.

(c) In addition to the royalties paid by Licensee to Licensor, to the extent that sales of the licensed product exceed $100.00 per gallon Licensee, Licensor and Pharlo shall share equally in the excess and shall be paid within thirty (30) days after receipt of payment from Licensee's customers.

5. Reporting Requirements. During the term of this Agreement, Licensee shall furnish to Licensor with each royalty payment made pursuant to Section 4, the following information: (i) the total number of gallons of Licensed Product sold during the preceding month, (ii) the total Net Sales and (iii) the royalty computations and subject of payment.

6. Infringement of Patent.

(a) In the event a party to this Agreement acquires information that

a third party is infringing one or more of the Patents; the party acquiring such information shall promptly notify the other parties to the Agreement in writing of such infringement.

(b) In the event of any infringement of a Patent, Licensee shall be privileged but not required to bring suit against the infringer. Should Licensee elect to bring suit against an infringer, Licensor and Pharlo shall be joined as party plaintiffs in any such suit and the parties shall select counsel to represent them in such action with the expenses to be shared equally between all parties. Any litigation instituted shall not be compromised or settled without written consent of all parties. The sums recovered after expenses shall be shared equally.

7. Liability and Indemnification.

(a) Licensee shall indemnify and hold harmless Licensor and its, where appropriate, trustees, officers, directors, members, medical and professional staff, employees, students and agents and their respective successor, heirs, legal representatives and assigns (the Indemnities"), against any liability, damage, loss or expense (including reasonable attorneys' fees and expenses of litigation) incurred by or imposed upon the Indemnities or any one of them in connection with any claims, suits, actions, demands or judgments arising out of the design, production, manufacture, sale, use in commerce, lease or promotion by Licensee or by a sublicensee, or agent of Licensee of any Licensed Product.

(b) With respect to any Indemnitee, Licensee indemnification under this agreement shall not apply to any liability, damage, loss or expense which is attributable to the manufacture of the Licensed Product concentrate by Indian River.

8. Security for Indemnification.

(a) At such time as any Licensed Product, process or service relating to, or developed pursuant to, this Agreement is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) Licensee, at its sole cost and expense, shall procure and maintain policies of product liability insurance in amounts not less than one million U.S. dollars ($ 1,000,000) per incident and five million U.S. dollars ($ 5,000,000) annual aggregate (in each instance including applicable self-insured retentions) and naming the Indemnities as additional insureds. The minimum amounts of insurance coverage required under this Section 9 shall not be construed to create a limit of Licensee liability with respect to its indemnification under Section 8 of this Agreement.

(b) Licensee shall provide Licensor with written evidence of such insurance upon request of Licensor. Licensee shall provide Licensor with written notice at least thirty (30) days prior to the cancellation, non-renewal or material change in such insurance; if Licensee does not obtain replacement insurance providing comparable coverage within such thirty (30) day period Licensor shall have the right to terminate this Agreement effective at the end of such thirty (30)

days period without notice or any additional waiting period. Licensee shall maintain such product liability insurance beyond the expiration or termination of this Agreement during the period that any product, process or service, relating to, or developed pursuant to, this Agreement is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Licensee or by a license, affiliate, agent or manufacturer of Licensee and for a reasonable period thereafter.

9. Record Keeping and Examination of Records. Licensee agrees that it will at all times keep complete, true and correct books of account containing current records of sales and other data in sufficient detail to enable the Royalty Payable under this Agreement to be computed and verified. Licensee shall maintain all records related to the sale of Licensed Product for a minimum of three (3) years after the accrual of the Royalty Payment to which such records pertain, unless disputed, in which event such records shall be kept until such dispute is settled. Licensee further agrees to permit Licensor its duly authorized representative or, at the option of Licensor, a certified public accountant, to inspect the books and records of Licensee upon reasonable notice and at a reasonable time at the place where such records are customarily kept, in order to verify the accuracy of the determination of the Royalty Payment. No examining person or entity shall disclose any information obtained in such examination other than that necessary for the purpose of enabling Licensor to determine the accuracy of such reports and payments made in connection therewith.

10. Identification of Patent. Licensee agrees to affix to the packing of each Licensed Product a legible notice reading "U.S. Patent No. 5,989,595 and 6,242,011, substituting any future patent numbers, as applicable.

11. Term and Termination.

Term: This Agreement will become effective upon execution and will continue in effect until the later of (a) the expiration of all of the licensed patents and (b) the date on which the licensed technology loses its status as Pharlo's trade secrets, as referred to in the Exclusive Field of Use License Agreement, unless earlier terminated as set forth below.

Termination:

This Agreement shall terminate upon the first to occur of the following

(a) the termination of the exclusive Field of Use License Agreement between Pharlo and Licensor. Licensor represents that it will not be in default in any of the provisions of the Agreement between Pharlo and Licensor will pay all amounts due to Pharlo promptly, provided that Licensee has paid such amounts due to Licensor. It is agreed between Licensor and Licensee, that prior to the termination of the License Agreement due to a breach by Licensee, Licensor shall inform Licensee and Licensee shall have a right to cure such breach within 20 days prior to the termination of the License Agreement;

(b) by the mutual written agreement of the parties;

(c) by Licensee upon the merger, acquisition or transfer of voting control of Licensor or the transfer of the Licensed Technologies;

(d) immediately by any party should the other party (i) admit in writing its inability to pay its debts generally as they become due; (ii) make a general assignment for the benefit of creditors; (iii) institute or consent to bankruptcy proceedings against it; (iv) be adjudicated as being bankrupt act; or (vi) have a decree entered against it by a court of competent jurisdiction appointing a receiver, liquidator, trustee of assignee in bankruptcy or in insolvency covering all or substantially all of such party's property or providing for the liquidation of such party's property or business affairs; and

(e) Should either party commit a material breach of its obligations hereunder (except those described in paragraph (f) below), the other party may terminate the Agreement ninety (90) days after receipt by the defaulting party of written notice describing the basis for such termination, unless prior to expiration of such period the defaulting party cures such default.

(f) Should Licensee fail to pay Licensor any and all royalties due under Section 3, Licensor shall have the right to terminate this Agreement on thirty (30) days written notice, unless Licensee shall pay Licensor, within the thirty (30) day period, all such royalties and interest due and payable. Upon the expiration of the thirty (30) day period if Licensee has not paid all royalties and interest due any payable, the rights, privileges and license granted hereunder shall terminate.

(g) upon any termination of this Agreement due to Licensor's loss of rights due to Licensor's default causing termination of Licensor's Exclusive Field of Use Agreement with Pharlo, Licensee may elect by written notice to Licensor and Pharlo to enter into a direct license agreement with Pharlo subject to the same terms and conditions as the Exclusive Field of Use License Agreement between Licensor and Pharlo, and the Exclusive Field of Use License Agreement and Product Sale Agreement between Licensor and Licensee subject to the following exceptions. 1. Field of Use and 2. Section 3.02 of the Pharlo-Licensor Agreement in which case the profit sharing will be split from three ways to two ways and this is subjected to being revisited on a regular basis as also described in Section 3.02

12. Representations and Warranties

Licensor's Representations and Warranties. As a material inducement to Licensee to enter into this Agreement, Licensor represents and warrants to Licensee as follows: To Licensor's knowledge, Licensor is the owner or exclusive Licensee of the patented Technology.

To Licensor's knowledge, the Licensed Technology is free and clear of all claims, mortgages, pledges, security interest, charges, liens, restrictions and encumbrances of any kind.

To Licensor's knowledge, Licensor owns or has the legally enforceable right (except as (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally or (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses or the discretion of the court before which proceedings therefore may be brought) to use all Intellectual Property utilized in connection with its business as presently conducted.

To Licensor's knowledge, there are no claims pending or, to the knowledge of Licensor, threatened, alleging that Licensor is or has been in violation of any contract governing Licensor's use of the Licensed Technology or is or has otherwise been infringing on the rights of any third party with respect to the Licensed Technology, or otherwise challenging the ownership rights or the rights of Licensor to use the Licensed Technology; and Licensor has no knowledge of any valid grounds for any such bona fide claims.

To the knowledge of Licensor, there is no unauthorized use, infringement or misappropriation of any of the Licensed Technology by any third party, including any employee or former stockholder or employee of Licensor.

To Licensor's knowledge, Licensor has not received any written notice to the effect that the use of the Licensed Technology by Licensor conflicts with any Intellectual Property rights of any person.

To Licensor's knowledge, Licensor has not granted a license or covenant not to sue has been granted to any third party to a to make, have made, use, offer to sell, sell, import, develop, market or distribute the Licensed Products or any similar products based upon the Licensed Technology in the Licensed Territory.

Licensor does not warrant or represent that any invention of the Licensed Patents or Licensed Technology hereunder is patentable.

Licensor does not warrant or represent that any trademarks, trade names, and copyrights that may be part of this Agreement can be protected or registered.

Licensor does not warrant or represent that the making, using or selling of any Licensed Products or Licensed Technology or any inventions of any of the Licensed Patents hereunder will be free from infringement of any patents or any other intellectual property such as but not limited to copyrights, trademarks, and trade secrets of any third parties.

Licensor does not warrant or represent that Licensor will bring or prosecute actions or suits against any third parties for infringement of any Licensed Patent or any Licensed Technology. Licensor does not warrant or represent that Licensor will defend any actions

brought by any third parties alleging infringement of or claims of damages in respect to any patent(s) or any other intellectual property such as but not limited to copyrights, trademarks, and trade secrets of any third party.

Licensor makes no representations and extends no warranties of any kind, either expressed or implied, including but not limited to warranties of merchantability and fitness for a particular purpose.

For the purpose of this Section 12, licensor shall deemed to be Pharlo also.

Licensee's Representations and Warranties

Licensee will indemnify, defend and hold Licensor and its stockholders, directors, officers, employees, advisers and agents harmless from and against all Damages incurred for any third party claim(s) arising out of or in connection with any claim that the Licensed Patent or the Licensed Products infringe upon or misappropriates the Intellectual Property rights such as but not limited to patents, trademarks and copyrights and trade secrets of any third party, and from any civil and/or criminal actions attributable to the Licensed Technology or the Licensed Patents. This liability shall extend to any and all sub licensees, in that the sub licensees will indemnify and hold harmless Licensor in all infringement(s) and/or civil action(s) and/or criminal action(s).

Licensee agrees to indemnify and hold Licensor and its stockholders, directors, officers, employees, advisers and agents harmless against any claim of any kind, including but not limited to negligence, for any loss, damage or injury allegedly sustained by Licensee or any user or purchaser of Licensed Products manufactured on behalf of or by Licensee or by any licensee of Licensee, arising out of, connected with, or resulting from this Agreement, or from the design, manufacture, sale, operation or use of Licensed Products or components thereof.

Licensee will be solely responsible for the payment and discharge of any taxes or duties relating to any transaction of Licensees, its stockholders, directors, officers, employees, advisers and agents, and any sub licensees.

Licensee agrees to comply with and will be solely responsible for following all government laws and regulations in the manufacture, sale and delivery of Licensed Products and all approvals necessary to market the Licensed Products, including but not limited to, the Food and Drug Administration (FDA), Import/Export regulations and the antitrust laws of the United States.

Licensee agrees to purchase product liability insurance policy covering the Licensed Products under this agreement and provide Licensor with copies within ninety (90) days of the execution of this agreement, with policy coverage of at least five (5) million dollars per year that names Licensor as a beneficiary of the policy, wherein the policy is subject to Licensor's approval which shall not be unreasonably withheld. This insurance policy requirement is required of any sub licensee of this Agreement.

Both Parties' Representations and Warranties.

A Each party hereby represents and warrants to the other party that:

(I) It is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all the necessary power and authority to (a) conduct its business in the manner in which its business is currently being conducted, (b) own and use its assets in the manner in which its assets are currently owned and used, and (c) perform its obligations under this Agreement; and;

(II) This Agreement has been duly authorized, executed and delivered by it and its execution and delivery of this Agreement, and the performance of its obligations and duties hereunder, will not (a) conflict with or result in any breach of any provision of its charter or by-laws, (b) require any filing with, or permit, authorization, consent or approval of, any governmental entity, (c) result in a violation or breach of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under, any terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which it is a party or by which any of its properties or assets may be bound or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to it, excluding from the foregoing clauses (b), (c) and (d) such filings, violations, breaches or defaults which would not, individually or in the aggregate, have a material adverse effect on it and its ability to perform under this Agreement.

13. Sub-license and Assignment. Licensee shall not have the right to grant a sublicense under this Agreement without prior written consent of Licensor. Neither party shall have the right to assign all or any portion of this Agreement without the prior written consent of the other.

14. Notices. Any notice required hereunder shall be in writing and effective upon the date mailed by certified mail, return receipt requested, to the registered address of Licensee or Licensor, as the case may be, or to such other address as either party may designate by written notice hereunder.

15. Counterparts. This Agreement may be executed in two or more Counterparts, each by which shall be deemed an original, but all of which together shall constitute one and the same instrument.

16. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Connecticut.

17. Entire Agreement. This Agreement contains the entire agreement of the parties hereto and may be modified or amended only by a written instrument executed by each of the parties hereto.

16. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Connecticut.

17. Entire Agreement. This Agreement contains the entire agreement of the parties hereto and may be modified or amended only by a written instrument executed by each of the parties hereto.

18. Severability. If any term, condition, or provision of this Agreement is held to be unenforceable for any reason, it shall, if possible, be interpreted rather than voided, in order to achieve the intent of the parties to this Agreement to the extent possible. In any event, all other terms, conditions, and provision of this Agreement shall be deemed valid and enforceable to the full extent.

19. Binding Effect. This Agreement shall be binding and shall inure to the benefit of the parties and, subject to the provisions of Section 13, to their successors and assigns.

20. Waiver. Failure by either party at any time to require performance underany provision of this Agreement shall not limit the party's right to enforce the provision, nor shall any waiver of any breach of any provision be a waiver of any succeeding breach of any provision or a waiver of the provision itself or any other provision.

21. Independent Contractors. In making and performing this Agreement, Licensee and Licensor act and shall act at all times as independent contractors and nothing contained in this Agreement shall be construed or implied to create an agency, partnership, or employer and employee relationship between Licensee and Licensor. At no time shall one party make commitments or incur any charges or expenses for or in the name of the other party except as specifically provided herein.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers or representatives.

Tasker Capital Corp.

By: ______________________

Wynn Starr Special Products, LLC

By: ______________________

Pharlo Citrus Technologies Inc.

By: ______________________________

Indian River Labs, LLC

By: ______________________________